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
                                                                                 Exhibit 12
                                          WESTERN RESOURCES, INC.
                       Computations of Ratio of Earnings to Fixed Charges and
                     Computations of Ratio of Earnings to Combined Fixed Charges
                            and Preferred and Preference Dividend Requirements
                                          (Dollars in Thousands)

                          Unaudited
                            Twelve
                            Months
                            Ended
                           June 30,                      Year Ended December 31,
                           --------    --------------------------------------------------------------
                             1995         1994         1993         1992         1991         1990
Net Income. . . . . . . .   $154,358    $187,447     $177,370     $127,884     $ 89,645     $ 79,619
Taxes on Income . . . . .     78,337      99,951       78,755       46,099       42,527       36,736
                            --------    --------     --------     --------     --------     --------
  Net Income Plus Taxes .    232,695     287,398      256,125      173,983      132,172      116,355
                            --------    --------     --------     --------     --------     --------
Fixed Charges:
  Interest on
    Long-Term Debt . . . .    95,510      98,483      123,551      117,464       51,267       51,542
  Interest on
    Other Indebtedness . .    25,269      20,139       19,255       20,009       10,490       11,022
  Interest on Corporate-
    owned Life Insurance
    Borrowings . . . . . .    28,427      26,932       16,252        5,294         -            -
  Interest Applicable to
    Rentals. . . . . . . .    29,002      29,003       28,827       27,429        5,089        4,426
                            --------    --------     --------     --------     --------     --------
      Total Fixed Charges    178,208     174,557      187,885      170,196       66,846       66,990
                            --------    --------     --------     --------     --------     --------
Preferred and Preference
Dividend Requirements:
  Preferred and Preference
    Dividends. . . . . . .    13,418      13,418       13,506       12,751        6,377        1,744
  Income Tax Required. . .     6,810       7,155        5,997        4,596        3,025          805
                            --------    --------     --------     --------     --------     --------
    Total Preferred and
    Preference Dividend
    Requirements . . . . .    20,228      20,573       19,503       17,347        9,402        2,549
                            --------    --------     --------     --------     --------     --------
Total Fixed Charges and
    Preferred and
    Preference Dividend
    Requirements . . . . .   198,436     195,130      207,388      187,543       76,248       69,539
                            --------    --------     --------     --------     --------     --------

Earnings (1) . . . . . . .  $410,903    $461,955     $444,010     $344,179     $199,018     $183,345
                            ========    ========     ========     ========     ========     ========

Ratio of Earnings to Fixed
    Charges. . . . . . . .      2.31        2.65         2.36         2.02         2.98         2.74

Ratio of Earnings to Combined
  Fixed Charges and Preferred
  and Preference Dividend
  Requirements . . . . . .      2.07        2.37         2.14         1.84         2.61         2.64

----------------

(1)  Earnings are deemed to consist of net income to which has been added income taxes (including net deferred investment tax credit) and fixed charges.  Fixed charges consist of all interest on indebtedness, amortization of debt discount and expense, and the portion of rental expense which represents an interest factor.  Preferred and preference dividend requirements consist of an amount equal to the pre-tax earnings which would be required to meet dividend requirements on preferred and preference stock.
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